As filed with the Securities and Exchange Commission on February 14, 2003

                                                    Registration No. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                             SIGA Technologies, Inc.
             (Exact name of registrant as specified in its charter)

              Delaware                                13-3864870
   (State or Other Jurisdiction of        (I.R.S. Employer Identification No.)
    Incorporation or Organization)

                              420 Lexington Avenue
                                    Suite 601
                            New York, New York 10170
                                 (212) 672-9100
              (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive office)

                                ----------------

                               Thomas N. Konatich
                         Acting Chief Executive Officer
                             SIGA Technologies, Inc.
                              420 Lexington Avenue
                                    Suite 601
                            New York, New York 10170
                                 (212) 672-9100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                    COPY TO:

                            Thomas E. Constance, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

      Approximate date of commencement of proposed sale to the public: From time to time as determined by the Selling Stockholders.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
                                                                    Proposed                Proposed
      Title of Shares               Number of Shares to be      Maximum Offering       Maximum Aggregate        Amount of
      to be Registered                  Registered(1)          Price Per Share(2)      Offering Price(2)    Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.0001 per share                          3,913,966                  $1.285              $5,029,446.31            $462.71
-------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for SIGA Technologies, Inc.'s common stock as reported on the Nasdaq SmallCap Market on February 7, 2003 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                3,913,966 SHARES

                             SIGA TECHNOLOGIES, INC.

                                  COMMON STOCK

                                ----------------

      Shares of common stock of SIGA Technologies, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling stockholders named in this prospectus. The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders but we will receive proceeds from the exercise of warrants held by the selling stockholders. Our shares are traded on the Nasdaq SmallCap Market under the symbol "SIGA." Our principal executive offices are located at 420 Lexington Avenue, Suite 601, New York, New York 10170. Our telephone number is (212) 672-9100.

                                ----------------

      Investing in the shares involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 3.

                                ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell not does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                ----------------

                The date of this prospectus is February 14, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ABOUT THIS PROSPECTUS.........................................................1

FORWARD-LOOKING STATEMENTS....................................................1

ABOUT SIGA TECHNOLOGIES, INC..................................................1

RISK FACTORS..................................................................3

USE OF PROCEEDS...............................................................9

SELLING STOCKHOLDERS..........................................................9

PLAN OF DISTRIBUTION.........................................................11

LEGAL MATTERS................................................................13

EXPERTS......................................................................13

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS.............................II-1

SIGNATURES..................................................................II-4

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 3,863,966 shares of our common stock which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales but we will receive proceeds from the exercise of warrants held by the selling stockholders. We have agreed to pay the expenses incurred in registering the shares, including legal and accounting fees.

      The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

      This prospectus describes certain risk factors that you should consider before purchasing the shares. See "Risk Factors" beginning on page 3. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

      This prospectus and the other reports we have filed with the SEC, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project", and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of SIGA is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, in addition to those risks discussed in "Risk Factors" in this prospectus and in our other public filings, press releases and statements by our management, including (i) the volatile and competitive nature of the biotechnology industry, (ii) changes in domestic and foreign economic and market conditions, and (iii) the effect of federal, state and foreign regulation on our businesses. All forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                          ABOUT SIGA TECHNOLOGIES, INC.

      We are a development stage technology company, whose primary focus is on biopharmaceutical product development. Our focus is on mucosal vaccines for strep throat and sexually transmitted diseases, commensal bacteria for the delivery of vaccines, novel antibiotics for gram positive and gram negative bacteria and biological warfare defense.

                                Mucosal Vaccines

      We are developing vaccines and a delivery system for these vaccines. We are currently developing mucosal vaccines for strep throat and for sexually transmitted diseases, or "STDs." A mucosal vaccine is a vaccine that activates the immune system at the mucus-lined surfaces of the body--the mouth, the nose, the lungs and the gastrointestinal and urogenital tracts--the sites of entry for most infectious agents. The system we are developing to deliver these mucosal vaccines uses genetically engineered commensal bacteria. Commensal bacteria are harmless bacteria that naturally inhabit the body's surfaces, particularly the mucus-lined areas.

Strep Throat Vaccine Candidate

      We are developing with technology we licensed from The Rockefeller University, or "Rockefeller," a mucosal vaccine for strep throat. This vaccine has demonstrated an ability to colonize and induce both a local and systemic immune response in mice and rabbits. We are collaborating with the National Institute of Health, or

"NIH," and the University of Maryland Center for Vaccine Development on the clinical development of this vaccine candidate. In December 1997, we, in cooperation with the NIH, filed an Investigational New Drug Application with the United States Food and Drug Administration, or "FDA." In September 1999, the NIH awarded us a research grant to help support the research cost of our strep program.

      The first stage of clinical trials was completed at the University of Maryland in 2000. The study showed the delivery system to be well-tolerated and that the commensal bacteria was spontaneously or easily eradicated. A second clinical trial of the commensal delivery system without the strep throat vaccine technology was initiated in 2000 at the University of Maryland. This trial was completed in January 2002 and the results corroborated the conclusions of the earlier study regarding tolerance and eradication.

Sexually Transmitted Disease Vaccine Candidates

      We are developing a mucosal vaccine for STDs utilizing technology we licensed from Oregon State University and Washington University. We are primarily focused on developing a vaccine for chlamydia, the most common form of STD, and Neisseria, the agent which causes gonorrhea. As both of these STDs enter people via mucus-lined surfaces of the body, we believe that a mucosal vaccine will be a more effective delivery method than a traditional vaccine. In February 2000, we entered into an agreement with the Ross Products Division of Abbott Laboratories under which Ross provided us with funding for development of an STD vaccine. The research program was completed in late 2001. The agreement was extended through the first quarter of 2003 to permit an additional set of experiments to be conducted.

                                 Anti-Infectives

      Our anti-infectives research targets infections that are acquired in hospitals and drug-resistant bacteria. Our aim is to block the ability of bacteria to attach and colonize human tissue and to cut off infection at the first stage in the process. We are developing technologies to treat both major classes of bacteria--gram-positive and gram-negative.

Gram-Positive Antibiotic Technology

      We are developing an antibiotic technology based on the research of our founding scientists which makes it more difficult for gram-positive bacteria to attach to human tissue. Our scientists found that most gram-positive bacteria utilize a particular enzyme, a protease, to attach to and colonize human tissue. Our strategy is to develop antibiotics that inhibit the generation of protease. In 1997, we entered into a collaborative research and license agreement with the Wyeth-Ayerst Laboratories Division of American Home Products Corporation to identify and develop protease inhibitors. In the first quarter of 2001, we received a milestone payment from Wyeth at the beginning of screening for protease inhibitors. We also licensed technology from the University of California at Los Angeles which may be incorporated into our development of products for Wyeth.

Gram-Negative Antibiotic Technology

      We are developing a technology to inhibit the ability of gram-negative bacteria to attach to human tissue. Gram-negative bacteria utilize structures called pili to adhere to human tissue. We believe that inhibiting the assembly of pili should effectively inhibit diseases caused by these structures. In July 1999 and August 2000 we were awarded research grants from the NIH to support our development efforts in this area. We entered into agreements with Med Immune Inc., Astra AB and Washington University, pursuant to which we acquired rights to certain gram-negative antibiotic targets, products, screens and services developed at Washington University. In February 2000, we ended our collaborative relationship with Washington University on this technology, but we are still developing the technology which we acquired in the initial agreements.

                           Biological Warfare Defense

      We are developing a host of technologies to aid in biological warfare defense. These technologies include anti-smallpox drugs, and treatments for toxins and infections that may be used in an act of terrorism.

      The FDA has amended its regulations to make it easier to approve biological warfare defense products. In addition, the U.S. federal government increased the amount of money committed to support research in this area.

      We believe that we are particularly well-suited to contribute to this area as our Chief Scientific Officer, Dr. Dennis Hruby, has over 20 years experience working on smallpox-related research and has been leading a SIGA/Oregon State University consortium working on an anti-viral drug development program since September 2000.

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk, and you should be able to bear losing your entire investment. You should carefully consider the risks presented by the following factors.

We have incurred operating losses since our inception and expect to incur net losses and negative cash flow for the foreseeable future.

      We incurred a net loss of $7.8 million for the year ended December 31, 2000, $3.7 million for the year ended December 31, 2001 and $2.3 million for the nine months ended September 31, 2002. As of September 30, 2002 and September 30, 2001, our accumulated deficit was $28.5 million and $24.9 million, respectively. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

      We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Because our strategy includes acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

Our business will suffer if we fail to obtain timely funding.

      In order to commercialize our products, we will need and we intend to obtain additional financing. Our operations to date have required significant cash expenditures. Our future capital requirements will depend on the results of our research and development activities, pre-clinical studies and clinical trials, competitive and technological advances, and regulatory activities of the FDA and other regulatory authorities. We may obtain that financing through public and private offerings of our securities, including debt or equity financing, or through collaborative or other arrangements with research institutions and other third parties. If we raise additional capital by issuing equity, or securities convertible into equity, our stockholders may experience dilution and share prices may decline. Additionally, any financing (particularly a debt financing) may result in contractual restrictions on our ability to spend money, to pay dividends or to take certain other actions.

      If we are unable to obtain sufficient financing, we may need to do one or more of the following:

      o delay, scale back or eliminate some or all of our research and product development programs;

      o license third parties to develop and commercialize products or technologies that we would otherwise seek to develop ourselves;

      o     attempt to sell our company;

      o     cease operations; or

      o     declare bankruptcy.

We are in various stages of product development and there can be no assurance of successful commercialization.

      Our research and development programs are at an early stage of development. The FDA has not approved any of our biopharmaceutical product candidates. Any drug candidates developed by us will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. We cannot be sure our approach to drug discovery will be effective or will result in the development of any drug. We cannot expect that any drugs that do result from our research and development efforts will be commercially available for many years.

      We have limited experience in conducting pre-clinical testing and clinical trials. Even if we receive initially positive pre-clinical or clinical results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional pre-clinical testing or human clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can:

      o     be safe, non-toxic and effective;

      o     otherwise meet applicable regulatory standards;

      o     receive the necessary regulatory approvals;

      o     develop into commercially viable drugs;

      o     be manufactured or produced economically and on a large scale;

      o     be successfully marketed;

      o     be reimbursed by government and private consumers; and

      o     achieve customer acceptance.

      In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights, or third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

Most of our immediately foreseeable future revenues are contingent upon collaborative and license agreements and we may not achieve sufficient revenues from these agreements to attain profitability.

      Until and unless we successfully make a product, our ability to generate revenues will largely depend on our ability to enter into additional collaborative and license agreements with third parties and maintain the agreements we currently have in place. We will receive little or no revenues under our collaborative agreements if our collaborators' research, development or marketing efforts are unsuccessful, or if our agreements are terminated early. Additionally, if we do not enter into new collaborative agreements, we will not receive future revenues from new sources.

      Our future receipt of revenues from collaborative arrangements will be significantly affected by the amount of time and effort expended by our collaborators, the timing of the identification of useful drug targets and the timing of the discovery and development of drug candidates. Under our existing agreements, we may not earn significant milestone payments until our collaborators have advanced products into clinical testing, which may not occur for many years, if at all.

We may face limitations on our ability to attract suitable acquisition opportunities or to integrate additional acquired businesses.

      As part of our business strategy we expect to enter into business combinations and acquisitions. Some of these transactions could be material in size and scope. While we will continually be searching for additional acquisition opportunities, we may not be successful in identifying suitable acquisitions. We compete for acquisition candidates with other entities, some of which have greater financial and other resources than we have. Increased competition for acquisition candidates may make fewer acquisition candidates available to us and may cause acquisitions to be made on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels that are beyond our financial capability or that would adversely affect our results of operations and financial condition. Our ability to make acquisitions will depend in part on the relative attractiveness of shares of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price, our ability to register common stock and capital appreciation prospects of our common stock. If the market price of our common stock were to decline materially over a prolonged period of time, our acquisition program could be materially adversely affected.

      We may not be able to consummate potential acquisitions or an acquisition may not enhance our business or may decrease rather than increase our earnings. In the future, we may issue additional securities in connection with one or more acquisitions, which may dilute our existing shareholders. Future acquisitions could also divert substantial management time and result in short term reductions in earnings or special transaction or other charges. In addition, we cannot guarantee that we will be able to successfully integrate the businesses that we may acquire into our existing business. Our shareholders may not have the opportunity to review, vote on or evaluate future acquisitions.

The biopharmaceutical market in which we compete and will compete is highly competitive.

      The biopharmaceutical industry is characterized by rapid and significant technological change. Our success will depend on our ability to develop and apply our technologies in the design and development of our product candidates and to establish and maintain a market for our product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products. Many of these companies have substantially greater financial, technical, research and development, and human resources than us. Competitors may develop products or other technologies that are more effective than any that are being developed by us or may obtain FDA approval for products more rapidly than us. If we commence commercial sales of products, we still must compete in the manufacturing and marketing of such products, areas in which we have no experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution.

Because we must obtain regulatory clearance to test and market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

      The pharmaceutical industry is subject to stringent regulation by a wide range of authorities in the geographic areas where we intend to develop and commercialize products. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process implemented by the relevant regulatory authorities. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.

      Before commencing U.S. clinical trials in humans, we must submit and receive clearance from the FDA by means of an Investigational New Drug application, or "IND." Similar regulatory requirements exist in other countries. Clinical trials are subject to oversight by institutional review boards and the regulatory authorities and:

      o must be conducted in conformance with the FDA's and/or any other relevant regulatory authorities' good laboratory practice regulations;

      o     must meet requirements for institutional review board oversight;

      o     must meet requirements for informed consent;

      o must meet requirements for good clinical and manufacturing practices;

      o     are subject to continuing FDA and/or other regulatory oversight;

      o     may require large numbers of test subjects; and

      o may be suspended by us or the applicable regulatory authorities at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the applicable regulatory authorities find deficiencies in the IND application or the conduct of these trials.

      Before receiving regulatory clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. Additionally, we have limited experience in conducting and managing the clinical trials and manufacturing processes necessary to obtain regulatory clearance.

      If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

If our technologies or those of our collaborators are alleged or found to infringe the patents or proprietary rights of others, we may be sued or have to license those rights from others on unfavorable terms.

      Our commercial success will depend significantly on our ability to operate without infringing the patents and proprietary rights of third parties. Our technologies along with our licensors' and our collaborators' technologies may infringe the patents or proprietary rights of others. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject us to significant liabilities, require disputed rights to be licensed from or to other parties and/or require us, our licensors or our collaborators to cease using a technology necessary to carry out research, development and commercialization.

      Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to us, or one of our licensors or collaborators, may have a material adverse effect on us. We could incur substantial costs if we are required to defend ourselves in patent suits brought by third parties, if we participate in patent suits brought against or initiated by our licensors or collaborators or if we initiate such suits. We may not have sufficient funds or resources in the event of litigation. Additionally, we may not prevail in any such action.

      Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to us or our collaborators and limit our ability or that of our collaborators to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, we, our licensors or our collaborators may be legally prohibited from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. We, our licensors and/or our collaborators may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

      In addition, like many biopharmaceutical companies, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. We, or these individuals, may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

Our ability to compete may decrease if we do not adequately protect our intellectual property rights.

      Our commercial success will depend in part on our and our collaborators' ability to obtain and maintain patent protection for our proprietary technologies, drug targets and potential products and to effectively preserve our trade secrets. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory clearance processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the type and breadth of claims allowed in these patents.

      We also rely on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, we require our employees, consultants and some collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements may not provide meaningful protection for our trade secrets, confidential information or inventions in the event of unauthorized use or disclosure of such information, and adequate remedies may not exist in the event of such unauthorized use or disclosure.

We depend on key employees in a competitive market for skilled personnel.

      We are highly dependent on the principal members of our management, operations and scientific staff. The loss of any of their services would have a material adverse effect on our business. We currently have employment agreements with individuals who we consider to be "Key Employees." We do not maintain a key person life insurance policy on the life of any employee.

      Our future success also will depend in part on the continued service of our key scientific, bioinformatics and management personnel and our ability to identify, hire and retain additional personnel, including, if required, customer service, marketing and sales staff. We experience intense competition for qualified personnel. We may not be able to continue to attract and retain personnel necessary for the development of our business.

Our activities involve hazardous materials and may subject us to environmental regulatory liabilities.

      Our biopharmaceutical research and development involves the controlled use of hazardous and radioactive materials and biological waste. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages, and this liability could exceed our resources.

      We believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material additional capital expenditures for environmental control facilities in the near term. However, we may have to incur significant costs to comply with current or future environmental laws and regulations.

Our potential products may not be acceptable in the market or eligible for third party reimbursement resulting in a negative impact on our future financial results.

      Any products successfully developed by us or our collaborative partners may not achieve market acceptance. The products we are attempting to develop will compete with drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our products will depend on a number of factors, including:

      o the establishment and demonstration in the medical community of the clinical efficacy and safety of such products,

      o the potential advantage of such products over existing treatment methods, and

      o     reimbursement policies of government and third-party payors.

      Physicians, patients or the medical community in general may not accept or utilize any products that may be developed by us, or our collaborative partners. Our ability to receive revenues and income with respect to drugs, if any, developed through the use of our technology will depend, in part, upon the extent to which reimbursement for the cost of such drugs will be available from third-party payers, such as government health administration authorities, private health care insurers, health maintenance organizations, pharmacy benefits management companies and other organizations. Third-party payers are increasingly disputing the prices charged for pharmaceutical products. If third-party reimbursement was not available or sufficient to allow profitable price levels to be maintained for drugs developed by us, or our collaborative partners, it could adversely affect our business.

If our products harm people, we may experience product liability claims that may not be covered by insurance.

      We face an inherent business risk of exposure to potential product liability claims in the event that drugs, if any, developed through the use of our technology are alleged to have caused adverse effects on patients. Such risk exists for products being tested in human clinical trials, as well as products that receive regulatory approval for commercial sale. We may seek to obtain product liability insurance with respect to drugs developed by us, and our collaborative partners. However, we may not be able to obtain such insurance. Even if such insurance is obtainable, it may not be available at a reasonable cost or in a sufficient amount to protect us against liability.

We may be required to perform additional clinical trials or change the labeling of our products if we, or others, identify side effects after our products are on the market, which could harm sales of the affected products.

      If we, or others, identify side effects after any of our products, if any, after they are on the market, or if manufacturing problems occur,

      o     regulatory approval may be withdrawn;

      o reformulation of our products, additional clinical trials, changes in labeling of our products may be required;

      o changes to or re-approvals of our manufacturing facilities may be required;

      o     sales of the affected products may drop significantly;

      o     our reputation in the marketplace may suffer; and/or

      o     lawsuits, including class action suits, may be brought against us.

      Any of the above occurrences could harm or prevent sales of the affected products or could increase the costs and expenses of commercializing and marketing these products.

Health care reform and controls on health care spending may limit the price we charge for any products and the amounts thereof that we can sell.

      The U.S. federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the U.S. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, the U.S.

government may institute further controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we could collect from sales of any products. Uncertainties regarding future health care reform and private market practices could adversely affect our ability to sell any products profitably in the U.S.

The manufacture of commensal bacteria is a time-consuming and complex process.

      Our management believes that we have the ability to acquire or produce quantities of commensal bacteria sufficient to support our present needs for research and our projected needs for our initial clinical development programs. However, we believe that improvements in our manufacturing technology will be required to enable us to meet the volume and cost requirements needed for certain commercial applications of commensal products. We may not be able to obtain sufficient funds to make such improvements. Products based on commensals have never been manufactured on a commercial scale. The manufacture of all of our products will be subject to current Good Manufacturing Practices or "GMP," requirements prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. There can be no assurance that we will be able to manufacture products, or have products manufactured for us, in a timely fashion at acceptable quality and prices, that they or third party manufacturers can comply with GMP or that we or third party manufacturers will be able to manufacture an adequate supply of product.

The future issuance of preferred stock may adversely affect the rights of the holders of our common stock.

      Our certificate of incorporation allows our Board of Directors to issue up to 10,000,000 shares of preferred stock and to fix the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of these shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control.

Concentration of ownership of our capital stock could delay or prevent a change of control.

      Our directors, executive officers and principal stockholders beneficially own a significant percentage of our outstanding common stock and preferred stock. They also have, through the exercise or conversion of certain securities, the right to acquire additional common stock. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring stockholder approval. Additionally, this concentration of ownership may have the effect of delaying or preventing a change in control of SIGA.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the shares of common stock offered will be received by the selling stockholders. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders but we will receive proceeds from the exercise of the warrants held by the selling stockholders. We will use proceeds from the exercise of warrants as general working capital.

                              SELLING STOCKHOLDERS

      The table below sets forth information regarding ownership of our common stock by the selling stockholders on January 16, 2003 and the shares of common stock to be sold by them under this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. SEC rules require that the number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants or options held by such person that are exercisable within 60 days of January 16, 2003. As of January 16, 2003, 13,226,649 shares of common stock were outstanding.

                                                       Securities Owned Prior to Offering            Securities Owned After Offering
                                                                                                        Number of
                                                                   Percent of      Shares of           Shares of         Percent of
                                                Shares of            Common      Common Stock            Common            Common
        Name of Selling Stockholder           Common Stock           Stock      Offered Hereby           Stock             Stock
        ---------------------------           ------------           -----      --------------           -----             -----
Murray Alon                                       50,000                  *         50,000                  0                  *
Leonard Cohen                                     25,000                  *         25,000                  0                  *
Marvin Sheeber                                    50,000                  *         50,000                  0                  *
Ronald Schaffer                                   25,000                  *         25,000                  0                  *
Robert Walker                                     12,500                  *         12,500                  0                  *
Jerome Belson                                     50,000                  *         50,000                  0                  *
Robert Karsten, DDS                               50,000                  *         50,000                  0                  *
Guy Michael Dart                                  50,000                  *         50,000                  0                  *
Jeanette Dart                                     12,500                  *         12,500                  0                  *
Robert M. Rosenblum                               25,000                  *         25,000                  0                  *
Gerald Brauser                                   100,000                  *        100,000                  0                  *
Maximillian Santos                                22,727                  *         22,727                  0                  *
Bruce B. Federman                                 25,000                  *         25,000                  0                  *
Leo Berman                                        18,750(1)               *         18,750(1)               0                  *
E. Gerald Kay                                     75,000(2)               *         75,000(2)               0                  *
Delores Bowman                                    87,500(3)               *         87,500(3)               0                  *
C. Ames Byrd & Donna Byrd
JTWROS                                            75,000(2)               *         75,000(2)               0                  *
Paul Becker                                      150,000(4)            1.10%       150,000(4)               0                  *
Kevin Hurley                                      75,000(2)               *         75,000(2)               0                  *
Dennis Levine                                     62,500(3)               *         62,500(3)               0                  *
Urs Brunner                                      150,000(4)            1.10%       150,000(4)               0                  *
Lance Investments Holdings Ltd.                  150,000(4)            1.10%       150,000(4)               0                  *
Henderson Orthopedics Profit Sharing Plan         37,500(3)               *         37,500(3)               0                  *
Kenneth Wilk                                      64,773(3)               *         64,773(3)               0                  *
Tis Prager                                        75,000(2)               *         75,000(2)               0                  *
Keys Foundation                                  112,500(5)               *        112,500(5)               0                  *
Israel Cohen                                      75,000(2)               *         75,000(2)               0                  *
Lindsay E. Dart                                   75,000(2)               *         75,000(2)               0                  *
Joseph Giamanco                                  150,000(4)            1.10%       150,000(4)               0                  *
Warren Gilbert & Marianne Gilbert
JT IN THE ENTIRETY                                37,500(3)               *         37,500(3)               0                  *
Bruno Widmer                                      37,500(3)               *         37,500(3)               0                  *
Harold Miller                                     31,250(1)               *         31,250(1)               0                  *
Daniel Orenstein                                  31,250(1)               *         31,250(1)               0                  *
Frank Lagano                                      62,500(3)               *         62,500(3)               0                  *
Ronald J. Menello                                 75,000(2)               *         75,000(2)               0                  *
Bridge Ventures, Inc.                            300,000(6)             2.2%       300,000(6)               0                  *
Langley Partners                                 366,667(7)             2.7%       300,000             66,667(7)               *
Gryphpon Master Fund, L.P.                       500,000(8)             3.6%       400,000            100,000(8)               *
Cranshire Capital                                408,333(9)             3.0%       200,000            208,333(9)             1.6%
Alfons Melohn                                    343,478(10)              *        100,000            243,478(10)            1.8%
First Montauk                                     26,736(11)              *         26,736(11)              0                  *
Christine Walker                                   3,176(12)              *          3,176(12)              0                  *
Kevin J. Martin                                   74,169(13)              *         74,169(13)              0                  *
Daniel Walsh                                      74,169(13)              *         74,169(13)              0                  *
Michael Jacks                                     10,000(14)              *         10,000(14)              0                  *
Gary J. Shemano                                   40,000(15)              *         40,000(15)              0                  *
Willaim Corbett                                   40,000(15)              *         40,000(15)              0                  *
Scarborough, Ltd.                                 10,228(16)              *         10,228(16)              0                  *
The Promotion Factory                             65,000(17)              *         65,000(17)              0                  *
Bridington Ltd.                                   65,000(17)              *         65,000(18)              0                  *

----------
*     Less than one percent

      (1) Includes 6,250 shares of common stock issuable upon exercises of warrants.

      (2) Includes 25,000 shares of common stock issuable upon exercises of warrants.

      (3) Includes 12,500 shares of common stock issuable upon exercises of warrants.

      (4) Includes 50,000 shares of common stock issuable upon exercises of warrants.

      (5) Includes 37,500 shares of common stock issuable upon exercises of warrants.

      (6) Includes 250,000 shares of common stock issuable upon exercises of warrants.

      (7) Includes 66,667 shares of common stock issuable upon exercises of warrants.

      (8) Includes 100,000 shares of common stock issuable upon exercises of warrants.

      (9) Includes 208,333 shares of common stock issuable upon exercises of warrants.

      (10) Includes 240,478 shares of common stock issuable upon exercises of warrants.

      (11) Includes 26,736 shares of common stock issuable upon exercise of warrants.

      (12) Includes 3,176 shares of common stock issuable upon exercises of warrants.

      (13) Includes 74,169 shares of common stock issuable upon exercises of warrants.

      (14) Includes 10,000 shares of common stock issuable upon exercises of warrants.

      (15) Includes 40,000 shares of common stock issuable upon exercises of warrants.

      (16) Includes 10,228 shares of common stock issuable upon exercises of warrants.

      (17) Includes 65,000 shares of common stock issuable upon exercises of options.

      The information provided in the table above with respect to the selling stockholders has been obtained from such selling stockholders.

      Except as otherwise disclosed above or in documents incorporated herein by reference, the selling stockholders, have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

      We have filed with the SEC, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on the Nasdaq SmallCap Market or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of (i) February 14, 2006, (ii) the date when the selling stockholders may sell all of the shares of common stock under Rule 144 without volume or other restrictions or limits, or (iii) the date on which the selling stockholders have sold all of the shares of common stock.

                              PLAN OF DISTRIBUTION

      This prospectus covers the sale of shares of common stock from time to time by the selling stockholders named in the table above. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of such exchange;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o     in privately negotiated transactions.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

      The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

      The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

      o the name of the selling stockholder and of the participating broker-dealer(s);

      o     the number of shares involved;

      o     the price at which such shares were sold;

      o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

      o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o     other facts material to the transaction.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We have agreed to indemnify certain selling stockholders against certain liabilities, including liabilities under the Securities Act in connection with the offering of the shares or to contribute to payments which such selling stockholders may be required to make in respect thereof. The selling stockholders may agree to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for SIGA by Kramer Levin Naftalis & Frankel LLP.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      In the opinion of the Securities and Exchange Commission, or "Commission," indemnification for certain acts of directors, officers and controlling persons is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of SIGA in the successful defense of any action, suit or proceeding) is asserted by any SIGA director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by SIGA is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                             ADDITIONAL INFORMATION

      We have filed a registration statement on Form S-3 with the Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      For further information with respect to us and the common stock being offered, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 233 Broadway, New York, New York 10279, and 500 West Madison Street, Chicago, Illinois 60601. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

                           INCORPORATION BY REFERENCE

      Incorporated by reference into this prospectus is the information set forth in the following documents:

      o our Annual Report on Form 10-KSB for the year ended December 31, 2001;

      o the description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Exchange Act, dated September 5, 1997, including any amendment or reports filed for the purpose of updating such description;

      o our quarterly reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

      o our current reports on Form 8-K filed on March 20, 2002, October 10, 2002 and January 14, 2003.

      We will furnish to any person to whom this prospectus is delivered, without charge, a copy of these documents upon written or oral request to Thomas
N. Konatich, Acting Chief Executive Officer and Chief Financial Officer, 420 Lexington Avenue, Suite 601, New York, New York 10170, tel. (212) 672-9100.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

                                                                     Amount
                                                                     ------
      SEC filing fee ........................................     $   435.37
      Printing expenses .....................................       2,000.00
      Legal Fees and Expenses ...............................      15,000.00
      Accounting Fees and Expenses ..........................       5,000.00
      Miscellaneous .........................................          64.63

              Total .........................................     $22,500.00

      All of the amounts shown are estimates except for the fee payable to the SEC.

Item 15. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article IX of the Registrant's Certificate of Incorporation and Article VII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

Item 16. Exhibits

Exhibit No.     Description
-----------     -----------

5.1*            Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1**          Consent of PricewaterhouseCoopers LLP.

23.2* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1** Power of Attorney (contained on the signature page of this Registration Statement).

----------
*  To be filed by amendment

** Filed herewith

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sale; are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, SIGA Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on February 14, 2003.

                                       SIGA Technologies, Inc.


                                       By: /s/ Thomas N. Konatich
                                           -------------------------------------
                                           Thomas N. Konatich
                                           Acting Chief Executive Officer

      KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Thomas N. Konatich and Donald G. Drapkin his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments) relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or their substitute, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                  Title of Capacities                 Date
       ---------                  -------------------                 ----

/s/ Thomas N. Konatich      Acting Chief Executive Officer     February 14, 2003
------------------------     and Chief Financial Officer

/s/ Donald G. Drapkin       Chairman of the Board              February 14, 2003
------------------------

/s/ Eric A. Rose, M.D.      Director                           February 14, 2003
------------------------

/s/ Gabriel M. Cerrone      Director                           February 14, 2003
------------------------

/s/ Thomas E. Constance     Director                           February 14, 2003
------------------------

/s/ Mehmet C. Oz, M.D.      Director                           February 14, 2003
------------------------

/s/ Michael Weiner, M.D.    Director                           February 14, 2003
------------------------

                                  EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------

5.1*          Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1**        Consent of PricewaterhouseCoopers LLP.

23.2* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1** Power of Attorney (contained on the signature page of this Registration Statement).

----------
*  To be filed by amendment

** Filed herewith